Q1 2023Stockholder Letter

Q1 2023 | Stockholder letter 2 To Our Fellow Stockholders During the first quarter, new vehicle inventory continued to rebuild, though the industry remains supply constrained when compared to pre-pandemic years. Affordability remains a concern for many consumers as rising interest rates have increased the cost of leasing or financing vehicles and vehicle prices also remain high. In this mixed market environment, we remain focused on our top priorities for 2023: to rebuild our core business, expand the market footprint for TrueCar+, lean into the used vehicle market, and convert our healthy top-of-funnel traffic into sales for our dealers. Domestic brands continue to garner the largest share of inventory gains. New vehicle inventory rose to 1.8 million units in March 2023, up 14.0% or approximately 221 thousand units from December 2022. Inventory growth was particularly strong in March with more than 140 thousand units added while January and February had more modest increases. Inventory increased by approximately 655 Source: Motor Intelligence New Vehicle Inventory (Industry)

Q1 2023 | Stockholder letter 3 thousand units or 57.2% from a low base of approximately 1.1 million in March 2022. While this progress is encouraging, inventories remain below historic levels. Domestic OEM brands, who have navigated supply chain issues and rebuilt inventory sooner than some international brands, continued to garner a disproportionate share of the gains. The disparity across brands is also evident in days’ supply of inventory, which for domestic brands was 52 days on average in March 2023, above the industry average of 35 days. Days’ supply of inventory for European brands was 27 days, while Japanese and Korean brands combined were at 21 days. As the supply of new vehicles slowly recovers, the supply of used vehicles has tightened. Some of this tightness is due to the reduced sales rate of new vehicles over the past few years amid component shortages and supply chain issues. Also contributing are fewer off-lease vehicle returns, which hit historic lows in 2022 1 as consumers opted to purchase their vehicles at the end of their lease terms. Inventory Gains Since March 2022 (Industry data) Source: Motor Intelligence 1 Q1 Manheim Used Vehicle Value Index presentation

Q1 2023 | Stockholder letter 4 Vehicle affordability remains an issue. The average list price for a new vehicle on TrueCar.com was approximately $50 thousand in March 2023, up 10.3% from a year ago and up 3.7% from December 2022. As new vehicle supply increased, the percentage of new vehicle sales above Manufacturer Suggested Retail Price (MSRP) across the industry dropped to 42.3% in March 2023, from 64.3% in March 2022. OEM incentives on new vehicles are rising slowly as inventories have started to rebuild, but they remain low relative to pre-pandemic standards, when inventories were higher. Over time, as inventory gains expand across brands, we expect to see more attractive OEM incentives and vehicle financing offers, but it will likely be several months or longer before these changes are seen more broadly across the industry. In this environment, consumers sought to manage their monthly payments, with the average down payment on a new car loan rising by about 11.6% from a year ago, outpacing the 3.7% growth in the amount financed over this period. The average monthly payment for a new vehicle grew 13.9% year over year to $753 in March 2023, but fell slightly from $759 in December 2022. Source: TrueCar New Vehicle Trends

Q1 2023 | Stockholder letter 5 The average list price for a used vehicle on the TrueCar platform was nearly $31 thousand in March 2023, down from approximately $33 thousand a year ago. Interest rates for used vehicle loans rose to 11.1% in March 2023, from 10.0% in December 2022 and 8.0% in March 2022, near the start of the Federal Reserve’s interest rate hikes. The average monthly payment for a used vehicle was $578 in March, up 3.1% year over year but modestly below $586 in December 2022. Down payments on used vehicles have also been trending higher over time, however, not all consumers can manage this increase. A recent review of the automotive finance market by Experian 2 showed that subprime and deep subprime buyers were slowly being pushed out of the market, with the share of new and used vehicle loan and lease transactions for this segment declining to 15.6% in 2022 from 19.9% in 2019 while super prime and prime buyers comprised 66.5% in 2022, up from 62.9% in 2019. Used Vehicle Price Trends Source: TrueCar 2 Experian: State of the Automotive Finance Market Q4 2022

Q1 2023 | Stockholder letter 6 TrueCar+ update. We are redesigning the TrueCar+ checkout flow to provide consumers with a state- of-the-art ecommerce experience. Through this process, we have reduced the number of steps in the TrueCar+ checkout flow significantly. We also reordered the flow for items like protection products, and accessories and added clear “next steps” to let consumers know what to expect next in the process. We have also added a shopping cart, a familiar sight for consumers from other online shopping experiences. Finally, we’ve included a transparent deal summary where consumers can review the deal they are building at any time throughout the process. In addition to this, we launched a new order confirmation flow that allows a consumer who has built a deal using TrueCar+ checkout flow to confirm their desire to complete the transaction on specified deal terms. Dealers will have the flexibility to make and communicate any necessary changes to those deal terms prior to generating deal documentation. We believe these updates and enhancements align more closely with how consumers think about the car buying journey and are supported by months of user testing and consumer feedback.

Q1 2023 | Stockholder letter 7 Streamlined TrueCar+ Flow (Mobile and Desktop views)

Building on the enhancements to the flow for the consumer, we launched a new experience in the TrueCar Dealer Portal that allows dealers to easily view and respond to the orders sent to them through TrueCar+. The TrueCar+ order portal presents summary deal information for orders under the TrueCar+ banner, to easily distinguish them from leads. Dealers can then move to fulfill these orders on their desktop or in the Dealer Portal App on their mobile phone since we are building parity across both to ensure a convenient and speedy process.

TrueCar+ Orders in Dealer Portal (Desktop and Mobile views)



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Focus on conversion. For the past several quarters, we have built new features and refined existing ones in TrueCar+. We recently started to focus on developing an experience flow to help consumers search for and identify vehicles that suit their wants and needs more precisely. Each month, millions of consumers shop across our sites for a new or used vehicle from our participating dealers' inventories. By building personalized shopping journeys to help these consumers identify the right vehicles, we expect to drive higher conversion for TrueCar+ from this healthy traffic.

TrueCar Q1 2023 | Stockholder letter 8

We have identified three distinct consumer cohorts to target with these shopping journeys. These cohorts are: **1. Economic Buyers**, typically budget-conscious consumers who may have low credit scores (below 600) or limited credit histories who often shop for used vehicles; **2. Convenience Buyers**, who tend to have higher credit scores (740 or above) and who typically shop for new or certified pre-owned vehicles or lease vehicles; and **3. EV Buyers**, who are exploring different Electric Vehicle (EV) brands and comparing important features like battery life and range across EVs, with internal combustion engine (ICE) vehicles, or evaluating the benefits of used EV options.

Personalized Shopping Journeys



Economic Buyer Flow
Convenience Buyer Flow
EV Buyer Flow
Fully Online Sale
Vehicle Details Page
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Credit App
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We're tailoring the car-shopping experience for each of these consumer cohorts. From lead generation to TrueCar+ checkout, our platform will offer a full spectrum of options and a dynamic experience adjusted to their individual shopping journey. For instance, if a consumer is a Convenience or EV Buyer, we can provide information about applicable OEM incentives or introduce new EV brands for them to consider. In a rising interest rate environment, as OEMs elect to subsidize leasing or financing to offer more attractive APRs (annual percentage rates) or seek to grow market penetration for their new EV brands, these elements can also be included in the shopping experience for one or more of the consumer cohorts we have identified.

We expect these new, personalized, experience flows to improve our ability to focus our marketing to target, identify, and pull more qualified shoppers through our funnel. Over time, we also anticipate greater opportunities to engage with and retarget consumers who have shopped across our sites and in our TrueCar+ marketplace. We also plan to target and attract franchise dealers that cover a broad spectrum of brands and makes, large independent dealers who have the used vehicle inventory that shoppers in our marketplace are seeking, and OEMs who are launching new EV brands in addition to their existing line up of ICE vehicles.

TrueCar Q1 2023 | Stockholder letter 9

Q1 2023 | Stockholder letter 10 Michael Darrow President and Chief Executive Officer Jantoon Reigersman Chief Operating Officer Teresa Luong Chief Financial Officer TrueCar Wholesale Solutions rollout. We previously discussed our plan to transition to a new product for valuation data for consumer-to-dealer sales, and over time, to support remote trade-ins. During the first quarter of 2023, we created TrueCar Wholesale Solutions (TCWS), a wholly owned subsidiary that will provide our TrueCar and extended affinity partners sites with market-based vehicle valuations and a backstop on remote trade-ins through TrueCar+ and consumer-to-dealer sales through Sell Your Car. TCWS vehicle valuations are established using a proprietary algorithm and by leveraging multiple market inputs, including values that reflect dealer demand. TCWS offers consumers current, market-based vehicle valuations. After a successful pilot in two states, we implemented a broader rollout of TCWS valuations across the contiguous United States at the end of April. We have discontinued our reliance on Accu-Trade. Amid tighter supply, the sourcing of used vehicles remains a consistent demand from our dealers, and we believe the TCWS offering will be a relevant solution for them. In closing, our entire organization continues to focus their efforts on our 2023 priorities even as market conditions remain mixed. We added franchise dealers during the first quarter and focused on rebuilding our core TrueCar service as new vehicle inventories continue to rise. Higher interest rates on dealer floor plans have put pressure on dealers, particularly smaller independents. This, coupled with challenging conditions in the used vehicle market contributed to the decline in our independent dealer counts in the first quarter. Most independent dealers that left our platform during the first quarter were smaller independent dealers and many of these either went out of business or were consolidated into larger dealers. We expect to see this continue in the second quarter. As we rebuild our core business, we are focused on adding larger independent dealers with potentially greater monthly recurring revenue (MRR), to our platform. As we lean into the used vehicle market, we see multiple opportunities to help these dealers source more used vehicles. Finally, as we shared in this letter, we continue to add new features and enhance existing ones in TrueCar+, but we are starting to shift our focus to developing an experience flow that will deliver a personalized shopping journey for the consumer cohorts we have identified. We believe this focus on personalization and experience will enhance our ability to convert the healthy consumer traffic on our sites into more sales for our dealers. As the market environment remains mixed, we are continuing to manage our expenses tightly and invest in areas that will help us execute our key priorities for 2023. We continue to anticipate breakeven or positive adjusted EBITDA in the fourth quarter, as well as double-digit revenue growth compared to the fourth quarter in 2022. We also expect to have ample cash on our balance sheet to support our initiatives and priorities for the year. We look forward to sharing more about our progress with you in the quarters ahead.

Q1 2023 | Stockholder letter 11 Technology and Product Updates As TrueCar continues to evolve into a true ecommerce marketplace, we are reimagining the car shopping journey a consumer takes, recognizing that “one size does not fit all” since shopping for a car is neither a linear nor standard process. With this in mind, we are designing the vehicle shopping experience on TrueCar to be flexible with the display of various elements that will bring features to the consumer based on their indicated wants and needs. We believe taking this approach will encourage users of our sites to become engaged shoppers. Updated TrueCar Homepage

We previously added a freeform search bar to our home page to offer a consumer-centric entry point to start the vehicle search. In mid-March, we refreshed our TrueCar.com homepage, featuring memorable visuals and a clean layout. We have also added shopping tools that allow users to match vehicles across different starting points including budget, fit, or by vehicle make, model, and trim.

TrueCar Shopping Tools: Buying Power Calculator



TrueCar
Shop New
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Find your fit
Not sure what you want? Answer a few questions to find what fits you best.
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Build and price
Choose the make, model, trim, and options you want.
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Save time and narrow down cars that fit your monthly payment and price point.
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BUYING POWER
Your estimated buying power
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Lease
$28,877
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$500/mo (for 60 months)
Based on 5.98% APR
See your matches

Our buying power calculator allows budget-minded shoppers to quickly calculate and then see vehicles that match their target budget. We also added a fit quiz, an easy-to-use feature that puts the consumer in control of the vehicle models they are matched with based on indicated lifestyle, must-haves and other features while saving them time spent researching and comparison shopping across multiple sites. We are monitoring user behavior for each of these components as well as down-funnel metrics and will use this information to make additional iterations to improve these experiences in coming months. In addition to delivering a personalized experience, we believe these efforts will open future opportunities to re-engage with consumers regardless of whether they are interested in finding their vehicle using our core TrueCar platform or through our TrueCar+ marketplace.

TrueCar Q1 2023 | Stockholder letter 12

Q1 2023 | Stockholder letter 13 TrueCar Shopping Tools: Fitness Quiz (Mobile version)

Q1 2023 | Stockholder letter 14 Partner Updates TrueCar’s partner network comprises a unique and strategic set of relationships that serve as an important source of traffic and units. Our partner network also allows us to extend our reach to car buying audiences across a diverse set of industries such as financial services, insurance, retail and publishing as well as the military community, among others. We continue to identify ways to bring our auto-buying platform to new audiences. In the fourth quarter of 2021, TrueCar partnered with Uber, the market leader in rideshare and delivery platform industry to provide car buying solutions to drivers using their platform. The relationship has been a resounding success with Uber finishing its first full year of partnership with TrueCar. Uber is also leading the way toward a greener future, committing to become a fully electric, zero-emissions platform by the year 2040, with 100% of rides taking place in Electric Vehicles (EVs) in the U.S. by 2030. Partnering with TrueCar is one step toward that goal, empowering drivers and delivery people with Uber is an easy, efficient way for earners to get a car, as well as to learn more about electric vehicles and the benefits of EVs for ride share, delivery, or personal use. In addition, starting in November 2022, drivers who reported the purchase of a new or used EV were able to take advantage of a special promotion, receiving $1,000 from Uber on top of their earnings. The initial promotion, available on TrueCar, ran until the end of January 2023 and due to its success, was renewed through May 2023. We also are excited about our new partnership agreement with NerdWallet, a platform that provides financial guidance to consumers and small and mid-sized businesses (SMBs). We believe this program will help bolster brand awareness for TrueCar and increase engagement with TrueCar+. As we develop personalized consumer journeys for the three consumer cohorts highlighted earlier (Economic Buyer, Convenience Buyer, EV Buyer), we see additional opportunities to collaborate with existing partners and newer ones focused in areas like personal finance and the EV space, among others, to help enhance the personalized shopping journeys we are designing.

Q1 2023 | Stockholder letter 15 Market Environment New vehicle inventory levels and sales rates for the industry continued to show improvement during the first quarter, however a closer look at underlying details shows that while some progress has clearly been made, much more improvement is needed across the industry. Vehicle sales trends. Industrywide new vehicle sales were approximately 3.6 million units during the first quarter of 2023, based on data from Motor Intelligence, comparable to unit sales seen for the fourth quarter and 8.4% above the levels seen in the first quarter of 2022. Monthly new vehicle sales were approximately 1.38 million units for March 2023, marking the the highest level of monthly sales volumes since May of 2021. However, sales volume growth during March was driven notably by a surge in fleet sales as rental companies and other commercial buyers sought to replenish their vehicles. Growth in retail sales was more muted as consumers continued to face affordability challenges. The seasonally adjusted annual rate (SAAR) for the first quarter rose to 15.3 million units with January marking the peak at approximately 16.0 million units followed by declines in each subsequent month, to 14.8 million units by March. Source: Motor Intelligence

Q1 2023 | Stockholder letter 16 The supply of new vehicles has continued to improve on average for the industry, however, as we observed earlier, this progress is still not widespread with gains mainly seen for domestic brands while shortages continued to persist for certain brands like Toyota, Hyundai, Kia and Subaru (as of March 2023). Vehicle price trends. Across the industry, approximately 42.3% of new vehicles sold above their Manufacturer’s Suggested Retail Price (MSRP) in March 2023, moderating from 48.6% seen in December 2022 and 64.3% in March of 2022. OEM incentives for new vehicles increased 4.5% on a year-over-year basis to $1,544 in March 2023. March incentives were up 15.7% from December 2022 however, they remain well below the average incentive of $3,445 seen in March 2021. While incentives are starting to slowly increase, these increases are driven mainly by luxury imports and Jeep. Six of the top 10 selling brands reduced incentives in March 2023. As gains in new vehicle inventories become more broad-based over time, we may see OEMs increase incentives across more brands. For now, the combination of still-high prices, rising rates and modest OEM incentives mean that monthly payments for new cars will likely remain elevated. Light Vehicle Seasonally Adjusted Annual Rate (SAAR) Source: U.S. Bureau of Economic Analysis

Q1 2023 | Stockholder letter 17 In a broader review of vehicle price inflation, the Consumer Price Index (CPI, not seasonally adjusted) for new vehicles rose 6.1% year over year in March 2023. Month over month, the CPI for new vehicles increased by 0.3% in March, a slightly slower pace of increase than in each of the previous two months of the first quarter. The CPI for used cars and trucks declined by 11.2% year over year in March but increased by nearly 1% from February 2023. The month over month rise in March was the first such increase since July 2022 and is likely a reflection of tightening supply for used vehicles, as discussed earlier. Source: TrueCar and Motor Intelligence Consumer Price Index for New Vehicles and Used Cars and Trucks (not seasonally adjusted) Source: U.S. Bureau of Labor Statistics

Q1 2023 | Stockholder letter 18 3 Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures located at the end of this letter. 4 On March 31, 2023, cash and cash equivalents included $2.2 million restricted cash that is used to collateralize a letter of credit to secure certain of our obligations under one of our office leases. 5 Traffic refers to Average Monthly Unique Visitors Revenue $37.0 million vs. $43.5 million in Q1 2022 Traffic 8.7 million vs. 7.3 million in Q1 2022 Net Loss ($19.6) million vs. ($12.4) million in Q1 2022 Dealers 11,832 vs. 12,405 in Q1 2022 Adj. EBITDA ($11.3) million vs. ($6.3) million in Q1 2022 Units 76k vs. 92K in Q1 2022 Cash & Equivalents $156.6 million vs. $234.8 million in Q1 2022 Monetization $482/unit vs. $473/unit in Q1 2022 First Quarter 2023 Financial Highlights Revenue: $37.0 million, down 15.1% year over year and up 0.9% sequentially from the fourth quarter of 2022. Net Loss: $(19.6) million, as compared to $(12.4) million in the first quarter of 2022 and $(18.1) million in the fourth quarter of 2022. Adjusted EBITDA: 3 $(11.3) million, as compared to $(6.3) million in the first quarter of 2022 and $(10.0) million in the fourth quarter of 2022. Financial Flexibility: Our balance sheet remained strong with cash and equivalents of approximately $156.6 million4 as of March 31, 2023, and no debt. First Quarter 2023 Metrics (3, 4, 5)

Q1 2023 | Stockholder letter 19 Q1 2023 Financial Discussion 6 Revenue Revenue of $37.0 million declined 15.1% year over year but improved by 0.9% sequentially. The year-over-year revenue decline was mainly due to softness in our unit volume brought on by continuing elevated prices for vehicles, limited new vehicle inventories across dealers and rising interest rates, which resulted in lower dealer revenue. Sequentially, the increase was driven by improvement within our franchise dealer revenue, reflecting the slow, but upward trend of new vehicle inventories, offset by the continuing challenges facing our independent dealers. Pay-per-sale transaction revenue accounted for approximately 21.0% of dealer revenue during the first quarter as compared to 20.6% in the first quarter of 2022 and 19.5% in the fourth quarter of 2022. Independent dealer revenue declined 31.7% year over year and 12.2% sequentially due to more challenging conditions in the used vehicle market amid tighter inventory conditions, rising interest rates, and elevated prices. OEM incentive and other revenue ended the quarter at $1.0 million and $0.1 million, respectively, with OEM incentive revenue largely unchanged from the $1.0 million reported in the year-ago first quarter, as marketing and incentive spend by OEMs remained low. Sequentially, OEM incentive revenue was up nearly $0.3 million from the $0.8 million reported for the fourth quarter of 2022. 6 Certain amounts in this financial discussion and the accompanying charts may not sum to total due to rounding.

Q1 2023 | Stockholder letter 20 Quarterly Metrics Dealer count at the end of the first quarter was 11,832, comprising 7,961 franchise dealers and 3,871 independent dealers. Independent dealer count decreased 5.7% year over year and 6.7% sequentially while franchise dealer count declined by 4.1% year over year and rose 0.5% sequentially. This divergence between franchise and independent dealer counts is representative of the broader trends seen across the new and used vehicle markets. Notably, most independent dealers that left our platform during the first quarter were smaller dealers. Many of these went out of business or were consolidated by other dealers. Consumer traffic averaged 8.7 million monthly unique visitors in the first quarter of 2023, rising from 7.3 million seen during the first quarter of 2022 and from the 7.4 million seen during the fourth quarter of 2022 as we continue to optimize the efficiency of our acquisition spend.

Q1 2023 | Stockholder letter 21 Total first-quarter units were 76K as compared to 92K during the same quarter last year and 77K in the fourth quarter of 2022. Total units declined by 16.5% year over year resulting from continuing elevated prices, rising interest rates and lingering constraints on dealer inventory. The mix of used vehicles as percentage of total units was 48.7% in the first quarter of 2023 as compared to 49.8% of total in the fourth quarter of 2022 and 48.0% in the first quarter of 2022. Monetization increased per unit to $482 from $473 during the first quarter of 2022 and was up from $475 in the fourth quarter of 2022. The year-over-year increase in monetization was primarily the result of the addition of our Sell Your Car offering and higher OEM incentives revenue. On a sequential basis, the rise in monetization is due to improved franchise dealer monetization and higher OEM incentives revenue.

Q1 2023 | Stockholder letter 22 Expense and Margin (Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter). First-quarter gross profit, defined as revenues less cost of revenue, was $33.1 million with a gross margin of 89.6%, down slightly when compared to 90.3% in the fourth quarter of 2022. Technology and development expenses were $12.5 million on a GAAP basis and $11.5 million on a non-GAAP basis in the first quarter of 2023, up 21.9% and 22.7% year over year, respectively. Sequentially, technology and development expenses increased 6.7% and 8.2% on a GAAP and non-GAAP basis, respectively. These year-over-year increases were primarily driven by higher headcount costs due to the acquisition of Digital Motors, as we continue to invest in TrueCar+ and the expansion of our product portfolio. The sequential increases were primarily a result of higher headcount expenses in the first quarter of 2023. General and administrative expenses were $10.8 million on a GAAP basis and $8.2 million on a non-GAAP basis in the first quarter of 2023, down 7.5% year over year and 15.6%, respectively. These decreases were primarily due to lower facilities-related expenses that resulted from the reduction of our physical footprint and lower headcount costs. Sequentially, general and administrative expenses increased 7.8% and 4.8% on a GAAP and non-GAAP basis, respectively. The sequential increases were primarily due to higher headcount expenses, partially offset by lower bad debt expense. Sales and marketing, our largest expense category, was $26.8 million on a GAAP basis and $24.9 million on a non-GAAP basis in the first quarter of 2023, down 1.2% and 4.0% year over year, respectively. Sequentially, sales and marketing expenses were up 3.0% on a GAAP basis and 0.5% on a non-GAAP basis. Within sales and marketing expense, TrueCar.com acquisition expense was $6.0 million, up 15.9% from $5.1 million in the year-ago first quarter and down 7.5% from $6.5 million in the prior quarter. Cost per sale for TrueCar.com units was $208, up 58.4% year over year and 4.8% sequentially. Partner marketing spend was $7.4 million in the first quarter, down 17.4% year over year and up 1.1% on a sequential basis. Finally, headcount and other sales and marketing expenses were $13.4 million on a GAAP basis and $11.5 million on a non-GAAP basis in the first quarter of 2023, up 3.3% and down 2.5% year over year, respectively. On a GAAP basis, the year-over-year increase was primarily due to higher stock-based compensation, offset by lower facilities costs. On a non-GAAP basis, the year-over-year decrease was driven by lower headcount and facilities costs, offset by higher travel expenses. Sequentially, headcount and other sales and marketing expenses increased 9.5% and 4.8% on a GAAP and non-GAAP basis, respectively. The increases were primarily due to higher headcount costs and travel expenses as the sales team continues the rollout of TrueCar+. In summary, we continued to manage our expenses while investing in strategic initiatives that we believe will put us in a stronger position as market conditions start to improve. Balance Sheet We ended the first quarter of 2023 with approximately $156.6 million in cash and equivalents, as compared to $175.5 million at the end of the fourth quarter of 2022 and $234.8 million at the end of the first quarter of 2022. We continue to have no debt.

Q1 2023 | Stockholder letter 23 Live Call and Webcast Details TrueCar’s management will host a call to discuss first quarter financial results on Tuesday, May 9, 2023 at 9:00 a.m. Eastern Time. A live webcast of the call can be accessed from the Investor Relations section of our website and by using this link. Investors and analysts can also participate in the call by dialing 1-833-816-1391 (domestic) or 1-412-317-0484 (international). An archived replay of the call will be available upon completion on the Investor Relations section of our website at ir.truecar.com. TrueCar has used and intends to continue to use its Investor Relations website (ir.truecar.com), LinkedIn (https://www.linkedin.com/company/truecar-inc-), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. About TrueCar TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to our nationwide network of Certified Dealers. With access to an expansive inventory provided by our Certified Dealers, we are building the industry’s most personalized and efficient auto shopping experience as we seek to bring more of the process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar’s marketplace can connect with a Certified Dealer in our network, who shares our belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam’s Club, Navy Federal Credit Union and American Express. Investor relations: Zaineb Bokhari VP, Investor Relations investors@truecar.com Media: TrueCar media line: +1-844-469-8442 (US toll-free) pr@truecar.com

Q1 2023 | Stockholder letter 24 Forward-Looking Statements This document contains forward-looking statements. All statements contained herein other than statements of historical fact are forward-looking statements, including statements regarding our revenue growth, expected Adjusted EBITDA, our expectations regarding our cash resources, revenue and cash flow, our market position, increased inventory of new vehicles, expansion plans, enhancements, progress and dealer and consumer adoption of TrueCar+, sourcing of additional used vehicle inventory, the success of our new product offerings, our future growth and monetization opportunities, close rates, unit volumes, our ability to execute on our dealer acquisition and retention strategy, our success in sales conversion, our investments in product, technology, and marketing and brand awareness, and the macroeconomic environment, including automobile inventory levels, supply chain and other production constraints including ongoing semiconductor shortages, new and used vehicle pricing and monthly payment dynamics, incentives offered by automobile manufacturers, consumer and dealer demand, interest rates, inflationary trends and industry sales and additional partnering opportunities. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this document are based on information available to our management as of the date of this press release and, except as required by law, management assumes no obligation to update those forward-looking statements, which speak only as of their respective dates. Use of Non-GAAP Financial Measures This document includes the Non-GAAP financial measure we refer to as Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, gain (loss) from equity method investment including impairment charges, changes in the fair value of contingent consideration liability, goodwill impairment, other income, lease exit costs, impairment of ROU assets, transaction costs, and income taxes. We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess

Q1 2023 | Stockholder letter 25 our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect the receipt of interest or the payment of income taxes; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments; • Adjusted EBITDA does not reflect the lease exit costs and the impairment charges on our right of use (“ROU”) assets associated with subleasing; • Adjusted EBITDA does not reflect the legal, accounting, consulting and other third-party fees and costs incurred by us in connection with the evaluation and negotiation of potential merger and acquisition transactions; • Adjusted EBITDA does not consider the dilutive impact of shares issued or to be issued in connection with stock-based compensation; and • other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Q1 2023 | Stockholder letter 26 Financial Statements And Non-GAAP Financial Measures

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